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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made in Waterloo, Ontario, as of February 20, 2003,
BETWEEN:

                    ANSYS - Canada Ltd, formerly known as AEA Technology Engineering Software Ltd. ("AEA Canada") (the "Company")

                                    - and -

                    J. Christopher Reid of the city of Aurora in the Province of Ontario (the "Employee").

     WHEREAS immediately prior to the date hereof, Employee was employed by AEA Canada pursuant to an employment agreement dated May 11, 2002, as amended (the "Former Agreement");

     AND WHEREAS the Employee and Company desire to terminate the Former Agreement and enter into this Agreement which will set forth the terms and conditions for the provision of the continuing services of the Employee as an employee of the Company and its affiliate or related companies;

     AND WHEREAS the Employee has received additional consideration from the Company in return for entering into this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                                      TERM

This Agreement is not, and shall not be construed as, an agreement to employ the Employee for any specific term or period of time.

                                    ARTICLE 2
                                 EFFECTIVE DATE

The effective date of this Agreement is to be commensurate with the closing date of the acquisition by ANSYS Inc. of AEA Canada. The time period of service with AEA Canada prior to the effective date will be recognized by the Company for purposes of service awards, vacation, termination and retirement entitlements, where applicable.

                                    ARTICLE 3
                                    SERVICES

The Employee shall be employed in the position of Vice President, General Manager, Fluids Business Unit and shall fulfill and shall be given the duties and responsibilities outlined in Exhibit A (Job Description) which Exhibit A may be amended from time to time to reflect the Reasonable Changes (as provided for in Article 9 hereof).

                                    ARTICLE 4
                            EXCLUSIVITY AND STANDARDS

For so long as the Employee is employed pursuant to the terms of this Agreement, the Employee shall devote his best professional efforts, skill and ability and devote his business time to promote the interests of the Company and shall perform his duties and responsibilities as described hereunder with a degree of care and skill as could reasonably be expected of an employee in a comparable position, and will not, without the prior consent of the Board of Directors of the Company (which consent shall not be unreasonably withheld), engage in any other business ventures, enterprises or activities which might conflict with his obligations hereunder.

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                                    ARTICLE 5
                                    LOCATION

The Employee shall provide his services to the Company at the offices of the Company in Waterloo, Ontario, subject to the travel that may reasonably be required to perform his duties hereunder. The parties acknowledge that the Company may from time to time request that the Employee relocate to another location. The costs associated with relocation will be at the Company's expense as determined by the corporate relocation policy or as by mutual consent.

                                    ARTICLE 6
                                  COMPENSATION
Section 6.1 Salary.

The Employee shall receive an annual salary of $267,000 CAD. The Employee's salary shall be payable twice monthly and shall be less all statutory source deductions. The Employee's salary will be reviewed annually beginning January 2004.

Section 6.2 Stock Option Grant.

The Employee will be granted options for 30,000 shares of common stock in ANSYS Inc., subject to approval by the ANSYS Inc. Board of Directors. These stock option shares will have a four-year vesting schedule and all rights in respect thereof will be governed by the applicable stock option plan. Option price for the shares will be market value at the time of formal Board of Directors approval.

Section 6.3 Benefits.

The Employee shall be eligible to participate in the group insurance and benefits plans set forth in Exhibit B attached hereto (the "Current Plans") in accordance with the terms of the Current Plans. In the event that the Company establishes group insurance or benefit plans (the "New Plans") which are different from the Current Plans, the Employee shall at the time the Company institutes such New Plans, participate in the New Plans, subject to the terms thereof. In the unforeseen event the benefits provided under the New Plans, in the aggregate are materially worse than the benefits provided under the Current Plans, in the aggregate, the Company will provide a mutually agreeable benefit supplement to Employee.

In the event of termination of the Employee's employment by the Company pursuant to Section 10.4(a) or 10.5 hereof, the benefit coverage provided to the Employee pursuant to the Current Plans or the New Plans, as applicable, shall, to the extent that the Current Plans or New Plans so permit, excluding LTD and STD coverage (except as specifically required by statute), continue for the period of notice and the twelve (12) month period of severance pay required to be provided by the Company pursuant to Section 10.4(a) or Section 10.5 hereof or such greater period as may be required by applicable employment standards legislation.

Section 6.4 Bonus.

In addition to the salary specified in Section 6.1 hereof, the Employee has the opportunity to participate in the ANSYS Inc. Executive Variable Compensation Plan in accordance with the terms of such plan, which plan will be issued for each fiscal year. The parties acknowledge and agree that the nature, type or quantum of bonus shall be set out in the plan for each fiscal year and shall be selected at the sole discretion of the Board of Directors of ANSYS Inc. and may vary from year to year.

Bonuses are paid on an earned quarterly basis. Employee participation will commence in Q2 2003 (April 1, 2003). If the Company terminates the Employee for any reason during the fiscal year no prorated bonus shall be deemed earned except in respect of a completed quarter prior to the termination. The 30 day period of notice of termination that is given in accordance with Section 10.4(a) shall be utilized in determining any right to the bonus under the plan but no other period of notice or severance which is given under this Agreement shall be utilized in determining any right to the bonus.

In addition to the above bonus plan eligibility, the Company will issue, April 1, 2003, a one time $US5,000 bonus, less all statutory source deductions, as a means to offset current internal equity issues relative to the Employee's current base salary.

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Recognizing bonus eligibility and timing issues relative to the Employee's current annual bonus program with AEA Canada, the Employee remains eligible for the annual bonus payout under that program for fiscal period beginning April 1, 2002 through March 31, 2003, and such amount will be determined by the Chief Executive Officer and the Board of Directors of the Company, in accordance with the agreed objectives, measurement, and payouts defined in Exhibit D.

Benefit Entitlement Not Limited.

Subject to applicable law, the Employee shall be eligible to participate in other bonus, stock option, stock purchase and other incentive programs or plans or benefits for the Canadian employees established from time to time in accordance with the terms of such plans and at the discretion of the Board of Directors of the Company.

                                    ARTICLE 7
                                    VACATION

The Employee shall be entitled to an annual vacation of up to 20 days vacation at times to be mutually agreed upon with the President, Chief Executive Officer
(CEO) of the Company. Vacation will be accrued on a monthly basis at the rate of
1.67 days per month. The Employee shall be eligible to participate in the vacation plan (the "Current Plan") in accordance with the terms of the Current Plan. In the event that the Company establishes a new vacation plan (the "New Plan") which is different from the Current Plan, the Employee shall at the time the Company institutes such New Plan, participate in the New Plan, subject to the terms thereof. The Employee will continue, under the New Plan, to be entitled to a minimum of 20 days vacation.

                                    ARTICLE 8
                            REIMBURSEMENT OF EXPENSES

The Employee shall be reimbursed for all reasonable traveling and out-of-pocket expenses incurred in the discharge of his duties under this Agreement, to the extent authorized pursuant to the applicable Company travel policy (as such may be amended from time to time, provided that the Employee accounts for those costs and expenses in the manner prescribed from time to time by the Company).

                                    ARTICLE 9
                             REASSIGNMENT OF DUTIES

The Employee acknowledges that, from time to time, it may become necessary to reorganize the Company, its affiliates and related companies, or to reassign Employee's duties and positions. Accordingly, the Company may, upon written notice to the Employee, assign this Agreement to any affiliate or related company in connection with a transfer of all or substantially all of the assets of the Company to such affiliate or related company. In addition, the Company may from time to time reassign the Employee to another position or change the Employee's position or duties, provided that such reassignments or changes are reasonable, having regard to the experience and position of the Employee (such reassignment and changes being referred to as "Reasonable Changes"). The Employee shall accept any such assignment of this Agreement and any Reasonable Changes, and no such assignment of this Agreement or Reasonable Changes shall constitute a termination, a constructive dismissal or a deemed termination of the Employee's employment with the Company.

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                                   ARTICLE 10
                    TERMINATION OF EMPLOYMENT BY THE COMPANY

Section 10.1 Death or Disability.

Subject to an earlier termination under this Section 10, the employment of the Employee under this Agreement shall automatically terminate on the first to occur of the following dates:

     (a)  the date of death of the Employee; and
     (b) the date on which the Company gives the Employee notice of termination on account of his Disability (as defined below).

Section 10.2 Termination for Disability.

     (a) The Company shall be entitled at any time, upon notice to the Employee, to terminate the employment of the Employee on account of Disability. Such termination shall take effect upon delivery of such notice and the Employee shall not be entitled to any additional notice or any payment in lieu of notice.

     (b) For the purposes of this Agreement, the term "Disability" means a physical or mental condition, which prevents the Employee from substantially performing his customary duties at his customary standard for a period of six months whether or not consecutive in any 12-month period or as otherwise mutually agreed by Company and Employee. The Employee agrees to submit to medical examinations by an independent medical practitioner mutually acceptable to the parties to determine whether a Disability exists pursuant to reasonable requests made by the Company from time to time. If the employment of the Employee is terminated on account of Disability, the Employee shall continue to be eligible for long-term disability benefits in accordance with the provisions of any long-term disability policy purchased by the Company on behalf of the Employee.

Section 10.3 Termination for Cause.

Notwithstanding anything herein contained, the Company shall be entitled at any time, upon written notice to the Employee, to terminate the employment of the Employee for Cause. Such termination shall take effect upon delivery of such notice, and the Employee shall not be entitled to any additional notice or any payment in lieu of notice. For purposes of this Agreement, the term "Cause" means fraud or dishonesty, breach of fiduciary duty, criminal convictions that might reasonably be expected to impair his ability to perform his duties effectively, gross misconduct, willful failure to perform the duties and responsibilities set forth in this Agreement, or any material and continuing breach of this Agreement that has not been cured by the Employee to the satisfaction of the Company after the giving of reasonable notice (a "Cure Notice") of 30 days which Cure Notice shall set out the breach, provided, however, that the Company shall not be required to give a Cure Notice in respect of the Employee's fraud, dishonesty, breach of fiduciary duty, gross misconduct or criminal convictions.

Section 10.4 Termination for other than Cause, and other than as a result of Material Change of Ownership - (Section 10.5).

     (a) In the absence of Cause, the Company may terminate the employment of the Employee at any time by providing to the Employee 30 days written notice or such greater period of notice as required by employment standards legislation (the "Notice Period"). In lieu of notice, the Company may pay the salary and any other amounts required by statute that are otherwise payable during the Notice Period, less applicable taxes and withholdings. The Employee shall also be entitled to vacation pay, if any, accrued to the date of termination together with expense reimbursement to the date of termination. The Company shall also pay to the Employee severance pay equal to 12 month's base salary at the time of termination which payment shall include any severance pay required by the Employment Standards Act (Ontario) as amended, or any similar legislation which may be in force from time to time. Benefits will be governed by Section 6.3.

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     (b)  If the Employee wishes to terminate his employment, the Employee is to provide one month's written notice to the Company. All salary and benefits will be paid as per standard employment conditions during the notice period. Bonuses will be paid in accordance with Section 6.4, there will be no prorating of bonuses. Any unused accrued vacation would be paid out up to the actual date of termination of employment together with expense reimbursement to the date of termination.

Section 10.5 Termination as a Result of Material Change in Ownership.

If Employee is terminated (other than for Cause) by the Company as a result of a material change in ownership of the Company, the Company will, provide notice, severance pay and benefits in accordance with the provisions of Section 10.4 above, together with expense reimbursement to the date of termination. The payment provided for in Section 10.5 hereof includes any notice and severance pay required by Employment Standards Act (Ontario), as amended, or any similar legislation which may be in force from time to time.

Section 10.6 Upon Termination of Employment.

Except as specifically outlined in the specific sections of Section 10 or as otherwise required by statute, the Employee shall not be entitled to any further amounts upon termination of employment.

Section 10.7 Limitation.

     (a) Upon compliance by the Company with the provisions of Sections 10.2, 10.3, 10.4(a) or 10.5, as applicable, the Employee (or his estate, in the case of termination on death) shall have no claim against the Company for damages for failure to give reasonable notice, pay in lieu of notice or severance pay whether under statute, at common law or otherwise.

     (b) The Employee agrees that the said notice periods or pay in lieu specified in Section 10.4 (a) and 10.5 are deemed conclusively to be reasonable notice or payment in lieu of reasonable notice in circumstances contemplated by such Sections and are made in recognition of the Employee's service. The Employee acknowledges that the Company has drawn his attention to the provisions contained herein and that the Employee has been given the opportunity to seek independent legal advice prior to executing this Agreement.

                                   ARTICLE 11
  OWNERSHIP OF INTELLECTUAL PROPERTY, NON-DISCLOSURE AND CONFIDENTIALITY; NON-
                        COMPETITION AND NON-SOLICITATION

It is a condition of Employment that you sign the Proprietary Information and Employee Inventions Agreement attached as Exhibit C.

                                   ARTICLE 12
                             RESTRICTIONS REASONABLE

The parties acknowledge and agree that the restrictions imposed in the provision of Exhibit C (Proprietary Information and Employee Inventions Agreement) hereof are fair and reasonable and are reasonably required for the protection of the Company, and the goodwill and business of the Company. If any of the covenants contained herein, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                                   ARTICLE 13
                        ENFORCEMENT AND INJUNCTIVE RELIEF

In the event of a breach or anticipated beach by the Employee of the provisions of Exhibit C (Proprietary Information and Employee Inventions Agreement) hereof, the Company shall be entitled to immediate injunctive relief and shall have the right to have provisions of this Agreement specifically enforced by any court of competent jurisdiction without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable harm to the Company and that damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

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                                   ARTICLE 14
                                   NO WAIVER

The failure of any party to require performance by another party of any provisions hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the provisions in the Agreement; nor shall the waiver by either party of the breach of any provision here be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. No provision of this Agreement may be waived by either party without the prior written consent of the other party.

                                   ARTICLE 15
                                  MODIFICATION

This Agreement may not be cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all parties to this Agreement.

                                   ARTICLE 16
                          GOVERNING LAW AND ATTORNMENT

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all aspects as an Ontario contract. The parties hereby attorn to the laws of Ontario and the jurisdiction of Ontario courts and agree not to dispute the competence or jurisdiction of such courts.

                                   ARTICLE 17
                                ENTIRE AGREEMENT

This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof and all prior agreements including the Former Agreement, relating to the employment of the Employee, written, or oral, are nullified and superseded by this Agreement.

                                   ARTICLE 18
                                   ASSIGNMENT

Subject to Section 9 hereof, this Agreement is not assignable and shall not be assigned by the parties hereto without the prior written consent of all the parties hereto, which consent shall not be unreasonably withheld.

                                   ARTICLE 19
                             SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the heirs, successors and permitted assigns of the parties hereto.

                                   ARTICLE 20
                                    HEADINGS

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement on and as of the effective date specified in Article 2:


/s/ Wilbur S. Harmon                      /s/ J. Christopher Reid
---------------------------------------   --------------------------------------
Wilbur S. Harmon                          J. Christopher Reid
Vice President Human Resources
ANSYS Inc.

---------------------------------------   --------------------------------------
Date: February 26, 2003                   Date: February 26, 2003

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